UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): May 3, 2016

TRANSCONTINENTAL REALTY INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-09240	94-6565852
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) By letter dated May 3, 2016 (received by mail on May 10, 2016), Sharon Hunt resigned as a Director of and a member of any committee of the Board of Directors of Transcontinental Realty Investors, Inc. (the "Company" or the "Issuer" or the "Registrant"). Ms. Hunt, age 73, had been a Director of the Company since December 2014, when she was elected to fill a vacancy on the Board of Directors. Ms. Hunt was also previously a director of the Company from February 20, 2004, to January 31, 2011. Ms. Hunt is retired.  At the time of her resignation as a Director of the Company, Ms. Hunt had no disagreement with the Registrant on any matter relating to the Registrant's operations, policies or practices. Ms. Hunt has certain health issues, which she and her family are addressing.

After giving effect to the resignation of Ms. Hunt, the Board of Directors of the Company continues to have a majority of independent directors who also constitute the Audit Committee, the Compensation Committee and the Governance and Nominating Committee of the Board of Directors.

Ms. Hunt also resigned on the same date as a Director of American Realty Investors, Inc., a Nevada corporation ("ARL"), which has its Common Stock listed and traded on the New York Stock Exchange ("NYSE"), and resigned as a Director of Income Opportunity Realty Investors, Inc., a Nevada corporation ("IOT"), which has its Common Stock listed and traded on the NYSE MKT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 16, 2016	TRANSCONTINENTAL REALTY INVESTORS, INC. By: /s/ Gene S. Bertcher Gene S. Bertcher, Executive Vice President and Chief Financial Officer